UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 18, 2009
TECUMSEH PRODUCTS COMPANY

(Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1136 Oak Valley Drive Ann Arbor, Michigan	48108

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500
(not applicable)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 18, 2009, we signed an amendment to our North American credit agreement and its related security agreement. The principal terms of the amendments are:
•	The lender’s commitment under the agreement was reduced from $50 million to $30 million.

•	The applicable rate, a component of our floating interest rate, was increased by 0.50%.

•	A mark to market exposure concept, to determine the lender’s exposure, if any, under outstanding swap agreements were they to be cancelled, was added to our credit agreement and the security agreement along with repayment application and cash collateralization provisions for the same.

•	The $7.5 million cap on the amount of cash collateral that could be counted in the borrowing base was removed.

•	The property, plant and equipment (PP&E) component of our borrowing base calculation was revised to reduce one of the three possible caps as well as revise the step down provisions for that component.

•	Our fixed charge coverage ratio covenant, the applicability of which was previously tied to availability of $20 million or less, was revised to delete the single trigger and replace it with (i) a lower availability threshold of $10 million if borrowings are outstanding or (ii) liquidity thresholds of $40 million and $50 million respectively depending on whether the threshold is being tested before or after July 31, 2009.
For more detailed information about the terms of the amendments, please see the copy filed as Exhibit 4.1 to this report.
Item 9.01 Financial Statements and Exhibits.
The following exhibits are filed with this report:

Exhibit No.	Description

4.1	Third Amendment to Credit Agreement and Amendment to Pledge and Security Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY
Date: March 23, 2009	By	/s/ James S. Nicholson
James S. Nicholson
Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Third Amendment to Credit Agreement and Amendment to Pledge and Security Agreement